GMAC Mortgage

March 10, 2005

DEUTSCHE BANK NATIONAL TRUST COMPANY
ATTN: TRUST ADMINISTRATION-NC040A
1761 EAST ST. ANDREW PLACE
SANTA ANA, CA 92705-4934

Re: Annual Officers Statement of Compliance
      Year Ending 2004
      GMACM Investor Agreement # 41122/New Century Home Equity Loan Trust Series 2004-A Asset Backed Pass-Through Certificates

I, Michael Kacergis, hereby certify that I am a duly appointed Manager of GMAC Mortgage Corporation (the "Servicer"), and further certify as follows:

1. This certification is being made in pursuant to the terms of the Pooling and Servicing, dated as of July 1, 2004, the ("Agreement"), among New Century Mortgage Securities, Inc., as depositor, Countrywide Home Loans Servicing LP and GMAC Mortgage Corporation, as servicers, Federal National Mortgage Association as guarantor with respect to the Group I Class A Certificates and Deutsche Bank National Trust Company, as trustee.
2. I have reviewed the activities of the Servicer during the preceding year and the Servicer's performance under the Agreement and to the best of my knowledge, based on such review: the Servicer has fulfilled all of its obligations under the Agreement throughout the year.
3. If applicable, GMACM has filed the information returns with respect to the receipt of mortgage interest pursuant to Sections 6050H, 6050J, 6050P of the Code, received in a trade or business, reports of foreclosures and abandonment's of any Mortgaged Property and the information returns relating to cancellation of indebtedness income with respect to any Mortgage Property.
4. All hazard, flood FHA mortgage insurance and primary mortgage insurance premiums, taxes, ground rents, assessments and other lienable items have been paid in connection with the mortgaged properties.
5. All property inspections have been completed as required.
6. Compliance relative to Adjustable Rate Mortgages has been met.
7. Fidelity Bond and Errors and Omissions Insurance coverage is current, in full force and effect.

Servicer: GMAC Mortgage Corporation

By: /s/: Michael Kacergis

Name: Michael Kacergis

Title: Manager, Contract Administration
       National Loan Administration Risk and Compliance

GMAC Mortgage Corporation
500 Enterprise Road
Horsham, PA 19044